EXHIBIT 10.25

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 1st day of June, 1999 by and between OMNICARE MANAGEMENT COMPANY, INC. (the “Company”) and JEFFREY M. STAMPS, R.Ph. (“Employee”).

     WHEREAS, Omnicare Management Company, Inc. desires to employ Employee effective June 1, 1999, under the terms and conditions of this Agreement for the purposes of providing services in connection with the institutional pharmacy business and other businesses (referred to-collectively as the “Business”) conducted by Omnicare Management Company, Inc. and its affiliated and subsidiary companies (collectively referred to as “Omnicare”), and Employee desires to be employed for that purpose;

     THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. EMPLOYMENT

     1.1 Duties. Effective June 1, 1999, the Company shall employ Employee as Senior Regional Vice President of Operations for the term of this Agreement. Employee shall have such duties as may from time to time be assigned to him by the Board of Directors of the Company (“Board of Directors”) or its designee.

     1.2 Performance. Employee shall devote his exclusive and full professional time and attention to his duties as an employee of the Company and shall perform such duties in an efficient, trustworthy and businesslike manner. Employee will not render to others any service of any kind for compensation with the exception of activities which are approved in writing by the Board of Directors or its designee.

SECTION 2. COMPENSATION, BENEFITS AND EXPENSES

     2.1 Base Salary. The Company shall pay to Employee a salary (“Base Salary”) of $190,000 per annum payable in equal bi-weekly installments, or more frequently if the Board of Directors determines that such salary shall be paid in more frequent installments. Employee’s Base Salary will be reviewed every 14 months, and may be adjusted at the Company’s discretion taking into consideration Employee’s performance, Company performance and general economic conditions.

     2.2 Executive Benefits Program. Employee will be eligible to participate in the benefits program provided by the Company to its senior executives. In addition, commencing in 1996 the Company will contribute annually an amount equal to 6% of Employee’s Base Salary plus cash bonus to a Rabbi Trust which will vest in five equal annual installments commencing one year following the date each such contribution should be made, such contribution will be credited at least 120 days after the end of each calendar year.

     2.3 Reimbursement of Business Expenses. The Company shall reimburse Employee for all authorized, ordinary and necessary business expenses incurred by him in connection with the Business. Reimbursement of such expenses shall be paid upon submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any expenditures pursuant to the expense policy of the Company.

     2.4 Annual Bonus. Employee shall be eligible to receive a target bonus ranging from a minimum of 52.6% up to a maximum of 131.6% of Employee’s base pay of $190,000. The amount of the bonus shall be based upon the achievement by Employee of operating profit (including rebates but before goodwill amortization) goals set for Employee by the President and Executive Vice President of Operations. In no event will Employee’s bonus be less than $75,000.

SECTION 3. TERM OF EMPLOYMENT

     3.1 Term. The initial term of employment of Employee pursuant to this Agreement shall commence on June 1, 1999, and shall continue for a period of three years, until May 31, 2002. This Agreement will automatically renew at the end of the initial term for an additional one year term, and shall continue to automatically renew for successive one year terms, unless at least 90 days prior to the end of any of any term, either party notifies the other of his or its intention not to renew. Notwithstanding the foregoing, this Agreement may be terminated at any time as described in Sections 3.2 through 3.5 hereof.

     3.2 Termination by the Company for Cause. The Company shall have the right to terminate this Agreement by written notice for the following causes (a “Termination for Cause”):

(a)	Conduct which is materially detrimental to the Company’s reputation, goodwill or business operations;

(b)	Gross or habitual neglect of Employee’s duties or obligations or breach of such duties, or misconduct in discharging such duties;

(c)	Employee’s repeated absence from his duties without the consent of the Executive Vice President of Operations of the Company;

(d)

Employee’s failure or refusal to comply with the policies, standards and regulations of the Company or to follow the directions of the President of the Company in complying with those policies, standards and regulations;

(e)	Breach or threatened breach of the restrictive covenants set forth in Section 5 of this Agreement;

(f)	Commission by Employee of any act of fraud or dishonesty;

(g)	Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any criminal act.

     Upon any Termination for Cause, all payments to Employee under Section 2 of this Agreement shall cease immediately, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

     3.3 Termination by the Company Due to Disability or Death. Employee acknowledges that his duties pursuant to this Agreement, including without limitation Section 1.1, constitute the essential functions of his job. If Employee is unable to perform his duties under this Agreement by reason of illness or other physical or mental disability, the Company may notify him that an event of disability (“Event of Disability”) exists, whereupon, provided he remains disabled, Employee shall continue to receive the compensation described in Section 2 hereof for a period of three months after the date of the Event of Disability. Such payments shall be reduced by any disability payment to which Employee may be entitled in lieu of such compensation, but not by any disability payment for which Employee has privately contracted without the Company’s involvement. At the expiration of the three month period, payment of such compensation pursuant to Section 2 shall cease and this Agreement may be terminated by the Company, at its sole discretion. The term “disability” as used herein shall mean a condition which prohibits Employee from performing his duties under this Agreement with reasonable accommodation which he may request. If Employee should die before the termination of this Agreement, his compensation under Section 2 hereof shall terminate upon the date of his death, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

     3.4 Termination by the Company for Reasons Other Than With Cause. The Company shall have the right to terminate this Agreement without cause upon thirty (30) days written notice to Employee. If the Company terminates this Agreement without cause, Employee shall receive his Base Salary as that term is defined in Section 2.1 of this Agreement until the date of the expiration of this Agreement, but in no event less than a period of 18 months, and the Rabbi Trust contributions Employee has received pursuant to Section 2.2 shall vest immediately upon termination. In the event of termination without cause, Employee acknowledges that the Company shall have no obligations or liability to him whatsoever other than the obligations set forth in this paragraph.

     3.5 Voluntary Termination by Employee. In the event Employee voluntarily terminates his employment for any reason, all payments to Employee under Section 2 shall cease, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

SECTION 4. ALL BUSINESS TO BE THE PROPERTY OF THE COMPANY

     4.1 Business to be Property of the Company. Employee agrees that any and all business and “confidential information” (as defined in Section 5.1 hereof) which are part of or relate to the Business and which are or have been developed by him or by any employee of the Company or Omnicare, including, without limitation, contracts, fees, commission, customer lists and any other incident of any Business developed by the Company or Omnicare or carried on by Employee for the Company or Omnicare are and shall be the exclusive property of the Company or Omnicare for their sole use.

SECTION 5. COVENANTS OF NONDISCLOSURE, NONSOLICITATION AND NONCOMPETITION

     5.1 Nondisclosure. While Employee is employed by the Company, and following termination of employment, Employee shall not directly or indirectly use any proprietary, “confidential information” of the Company or Omnicare for any purpose not associated with the Company’s or Omnicare’s activities, or disseminate or disclose any such information to any person or entity not affiliated with the Company or Omnicare. Such proprietary, “confidential information” includes, without limitation, customer lists, computer technology, programs and data, whether online or offloaded on disk format, sales, marketing and prospecting methodologies, plans and materials, and any other such plans, programs, methodologies and materials used in managing, marketing or furthering the Business. Upon termination of Employee’s employment with the Company, Employee will return all documents, records, notebooks, manuals, plans and materials, computer disks and similar repositories of or containing the Company’s or Omnicare’s proprietary, “confidential information,” including all copies thereof, then in his possession or control, whether prepared by him or otherwise. Employee will undertake all reasonably necessary and appropriate steps to ensure that the confidentiality of the Company’s or Omnicare’s proprietary, “confidential information” shall be maintained.

     5.2 Nonsolicitation. While Employee is employed by the Company, and for a period of eighteen months following termination of employment, and within the States in which the Company or Omnicare operates the business, Employee agrees to the following:

(a)

Not to directly or indirectly contact, solicit, serve, cater or provide services to any customer, client, organization or person who, or which, has had a business relationship with the Company or Omnicare during the twelve (12) month period preceding Employee’s termination;

(b)

Not to directly or indirectly influence or attempt to influence any customer, client, organization or person who, or which, has had a business relationship with the Company or Omnicare during the twelve (12) month period preceding Employee’s termination to direct or transfer away any business or patronage from the Company or Omnicare;

(c)

Not to directly or indirectly solicit or attempt to solicit any employee, officer or director to leave the Company or Omnicare, or to contact any customer or client in order to influence or attempt to influence the directing or transferring of any business or patronage away from the Company or Omnicare;

(d)

Not to directly or indirectly interfere with or disrupt any relationship, contractual or otherwise, between the Company or Omnicare and their respective customers, clients, employees, independent contractors, agents, suppliers, distributors or other similar parties; and;

(e)	To advise any and all employers or potential employers of Employee’s obligations hereunder;

     5.3 Noncompetition. While Employee is employed by the Company, and for a period of eighteen months following termination of employment, Employee will not directly or indirectly engage or hold an interest in any business competing with the Business as then conducted by the Company or Omnicare, nor directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of a publicly held corporation), joint ventures, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in, any business which shall compete with the Business as then conducted by the Company or Omnicare, in the United States and such other defined geographic areas in which the Company or Omnicare operates the Business.

     5.4 Applicability. The provisions of Sections 5.1, 5.2 and 5.3 immediately preceding shall remain in effect in accordance with their respective terms notwithstanding any termination of Employee’s employment with the Company or Omnicare, regardless of the cause or circumstances thereof and whether such termination was voluntary or involuntary. Further, Employee’s covenants of nondisclosure, noncompetition and nonsolicitation along with the Company’s remedies for the breach or threatened breach of those covenants shall remain in effect in accordance with their respective terms following any termination of this Agreement.

     5.5 Remedies. In view of the services which Employee will perform hereunder, which are special, unique, extraordinary and intellectual in character, which place him in a position of confidence and trust with the customers and employees of the Company and Omnicare and which provide him with access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information of the Company and Omnicare, in view of the geographic scope and nature of the business in which the Company and Omnicare are engaged, and recognizing the value of this Agreement to him, Employee expressly acknowledges that the restrictive covenants set forth in this Agreement, including, without limitation, the duration, the business scope and the geographic scope of such covenants, are necessary in order to protect and maintain the proprietary interest and other legitimate business interests of the Company and Omnicare, and that the enforcement of such restrictive covenants will not prevent him from earning a livelihood. Employee further acknowledges that the remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Company and Omnicare shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive or any other appropriate form of equitable relief. In the event Employee breaches or threatens to breach these restrictive covenants, he shall not receive any further payments from the Company pursuant to this Agreement.

SECTION 6. INDEMNIFICATION

     6.1 Except to the extent prohibited by law, the Company shall save and hold harmless Employee from and against any claim of liability or loss (including reasonable attorney’s fees) arising as a result of Employee’s good faith activities in the course of his employment hereunder.

SECTION 7. MISCELLANEOUS PROVISIONS

     7.1 Assignment and Successors. The rights and obligations of the Company under this Agreement may be assigned and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.

     7.2 Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given if made in writing and sent by first class mail, overnight courier, or telecopy to the following addresses:

Patrick Keefe
Executive Vice President
c/o Omnicare, Inc.
100 East RiverCenter Boulevard
Suite 1600
Covington, Kentucky 41011

and

Jeffrey M. Stamps, R.Ph.
8332 Red-Lion Five Points Road
Springboro, Ohio 45066

     7.3 Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     7.4 Complete Agreement. This Agreement contains the entire agreement between the parties and supersedes previous verbal and written discussions, negotiations, agreements or understandings between the parties.

     7.5 Amendment and Waiver. This Agreement may be modified, amended or waived only by a written instrument signed by all the parties hereto. No waiver or breach of any provision hereof shall be a waiver of any future breach, whether similar or dissimilar in nature.

     7.6 Injunctive Relief. The parties hereto agree that money damages would be an inadequate remedy for the Company in the event of breach or threatened breach of this Agreement and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce any injunction prohibiting Employee from violating this Agreement.

     7.7 Applicable Law. This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Ohio.

     7.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     7.9 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

     7.10 Non-Waiver of Rights and Breaches. No failure or delay of any party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

     7.11 Confidentiality. Employee shall keep the terms of this Agreement absolutely confidential and will not disclose such terms to any person or entity except as may be required by law or court order.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OMNICARE MANAGEMENT COMPANY, INC.

By: /s/ Patrick Keefe

Its: Executive Vice President, Operations

/s/ Jeffrey M. Stamps, R.Ph.
Jeffrey M. Stamps, R.Ph.